Exhibit 23.1

Abrams, Foster, Nole & Williams, P.A.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

We consent to the use of our report dated September 8, 2006, on the consolidated financial statements of Univec, Inc. and subsidiary, for the years ended December 31, 2005 and 2004.

We consent to the incorporation by reference or as an exhibit in any Registration Statement or periodic reporting form on EDGAR, such as, but not limited to, Form 10-KSB, or the aforementioned report and to the use of our name as it appears below under the caption of “Experts” in any such Registration Statement or periodic reporting form.

/s/ Abrams, Foster, Nole & Williams, P.A

Baltimore, Maryland

September 15, 2006

2 Hamill Road, Suite 241, West Quadrangle, Baltimore, MD 21210-1886

Phone: 410-433-6830, Fax: 410-433-6871